Exhibit 99.1

MKS Instruments Completes Repricing on its Secured Term Loan B USD and EUR Tranches and Makes a $100 Million

Voluntary Prepayment on its Secured Term Loan B USD

Andover, MA, January 24, 2025 -- MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of enabling technologies that transform our world, announced today that it successfully completed the repricing of its $2.5 billion and €0.6 billion secured tranche B term loans maturing in 2029. The repricing results in a reduction of the interest rate for the USD tranche B term loans from SOFR plus a margin of 225 basis points to SOFR plus 200 basis points and EUR tranche B term loans from EURIBOR plus a margin of 275 basis points to EURIBOR plus 250 basis points.

In addition, concurrently with the repricing, MKS made a voluntary prepayment of $100 million on its USD tranche B term loans, reducing the principal amount of USD tranche B term loans from $2.6 billion to $2.5 billion.

Based on the current interest rates, the annualized cash interest savings from the combined actions is approximately $15 million.

“We continue to demonstrate our commitment to deleveraging our balance sheet,” said Ram Mayampurath, Executive Vice President, Chief Financial Officer and Treasurer. “Our latest term loan B repricing is one of many actions taken over the last 18 months to proactively seek opportunities to reduce costs and maximize free cash flow to repay debt.”

JPMorgan Chase Bank, N.A., Barclays Bank PLC, BofA Securities, Inc., Citibank, N.A., HSBC Securities (USA) Inc., Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., and PNC Bank, National Association acted as the joint lead arrangers and joint bookrunners for the tranche B term loan repricing.

About MKS Instruments

MKS Instruments enables technologies that transform our world. We deliver foundational technology solutions to leading edge semiconductor manufacturing, electronics and packaging, and specialty industrial applications. We apply our broad science and engineering capabilities to create instruments, subsystems, systems, process control solutions and specialty chemicals technology that improve process performance, optimize productivity and enable unique innovations for many of the world’s leading technology and industrial companies. Our solutions are critical to addressing the challenges of miniaturization and complexity in advanced device manufacturing by enabling increased power, speed, feature enhancement, and optimized connectivity. Our solutions are also critical to addressing ever-increasing performance requirements across a wide array of specialty industrial applications. Additional information can be found at www.mks.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release contains a forward-looking statement within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding MKS’ cash interest savings. This statement is only a prediction based on current assumptions and expectations. Actual events or results, including changes in interest rates, may differ materially from those in the forward-looking statement set forth herein. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Paretosh Misra

Vice President, Investor Relations

Telephone: (978) 284-4705

Email: paretosh.misra@mksinst.com